Exhibit 99.1

K12 Inc. Reports First Quarter Fiscal 2013 Results, Reaffirms Fiscal Year 2013 Guidance and Provides Second Quarter Fiscal 2013 Outlook

Q1 Revenues Increase 14.4 percent to $221.1 million on Solid Enrollment Growth in Core Business

HERNDON, Va.--(BUSINESS WIRE)--November 9, 2012--K12 Inc. (NYSE: LRN), a leading provider of proprietary, technology-based curriculum, software and education services created for individualized learning for students primarily in kindergarten through 12th grade, today announced its results for the first fiscal quarter ended September 30, 2012.

Summary Financial Results for Q1 Fiscal 2013

  Revenues for first quarter FY 2013 grew to $221.1 million, an increase of $27.8 million, or 14.4 percent, over the prior year.
  EBITDA for Q1 FY 2013 (see GAAP reconciliation below) was $24.3 million, an increase of $3.0 million, or 14.1 percent, as compared to $21.3 million for the prior year.
  Operating income was $8.7 million, an increase of $0.4 million, or 4.8 percent, as compared to $8.3 million for the prior year.
  Net income to common and Series A stockholders was $4.4 million as compared to $4.6 million in the prior year, a decrease of 4.3 percent.
  Diluted earnings per share were $0.11 as compared to $0.12 in the prior year.

K12 Continues to Lead Technology-Driven Transformation to Individualized Education

Ron Packard, Chief Executive Officer of K12 Inc., commented: “K12 continues to lead the technology-driven transformation of education to individualized, child-driven learning. This quarter was in line with our expectations and puts us on track to make our annual guidance. Our core virtual Managed Public School business remains strong and is growing at a healthy rate.”

Continued Mr. Packard, “We are working hard and making substantial investments to recruit and train the force of 21st century teachers and develop the products, processes and operational infrastructure to meet the needs of a growing and increasingly diverse student base, as our average student enrollments in Managed Public Schools grew to 121,665 in the first quarter of fiscal 2013 from 106,665 in the same period in the prior year, an increase of over 14 percent.”

“Looking ahead to the balance of fiscal 2013, we are pleased to re-confirm our annual guidance on the basis of this solid quarter,” Mr. Packard concluded.

Financial Results for the Three Months ended September 30, 2012 (First Quarter Fiscal Year 2013)

  Revenues for the first quarter of FY 2013 were $221.1 million, an increase of $27.8 million, or 14.4 percent, over the prior year period. This increase was primarily due to solid organic revenue growth in our core business of providing curriculum, technology and academic services to K-12 managed public schools, partially offset by a decline in Institutional Business revenue, primarily as a result of the perpetual license revenue in the prior year period.
  Instructional costs and services expenses for the first quarter of FY 2013 were $118.6 million, representing an increase of $17.5 million, or 17.3 percent, from $101.1 million for the prior year period. The increase as percentage of revenue was associated primarily with advance hiring during the first quarter of fiscal 2013.
  Selling, administrative, and other operating expenses for the first quarter of FY 2013 were $89.6 million, representing an increase of $11.8 million, or 15.2 percent, as compared to $77.8 million for the prior year period. This increase was primarily attributable to increases in personnel costs related to growth in headcount, related benefits and recruiting costs. This was partially offset by a decrease in ERP implementation costs.
  Product development expenses for the first quarter of FY 2013 were $4.2 million, a decrease of $2.0 million, or 32.3 percent, over the same period in the prior year. The decrease was primarily due to more development projects that qualify for cost capitalization than in the prior year and a decrease in ERP implementation costs. Our cash expenditures, including capitalized costs, however, increased year over year by 4 percent.
  EBITDA, a non-GAAP measure (see reconciliation below), for the first quarter of FY 2013 was $24.3 million, an increase of 14.1 percent. EBITDA in the current year period reflected growth in revenue in the core Managed Public Schools business and a decrease in ERP implementation costs, offset partially by a decrease in Institutional Business revenue.
  Operating income was $8.7 million for the first quarter of FY 2013 as compared to operating income of $8.3 million for the same period in the prior year, an increase of $0.4 million or 4.8 percent. Depreciation and amortization were $15.7 million, an increase of $2.7 million or 20.8 percent, primarily due to investments in curriculum and systems to support growth.
  Income tax expense was $3.9 million for the first quarter of FY 2013, representing an effective tax rate of 46.1 percent. Income tax expense for the first quarter of FY 2012 was $3.7 million, an effective tax rate of 46.1 percent. The increase in the income tax expense was primarily due to the impact of losses generated by our foreign operations during the period.
  Net income attributable to common and Series A stockholders was $4.4 million as compared to net income of approximately $4.6 million in the prior year due to the factors mentioned above.
  Diluted net income attributable to common stockholders per share was $0.11 for the first quarter of FY 2013 as compared to $0.12 in the prior year due to the factors described above. Diluted net income per share reflects a pro rata allocation of net income to Series A Special Stock.

Cash, Capital Expenditures and Capital Leases

As of September 30, 2012, the Company had cash and cash equivalents of $107.9 million, reflecting a decrease of $36.7 million from June 30, 2012, due to a significant increase in accounts receivable;

  Capital expenditures for the first quarter FY 2013, which were $15.2 million and was comprised of:
    $10.1 million for property and equipment, including capitalized software development, and
    $5.1 million for capitalized curriculum; and
  Capital leases financed additional purchases of $14.3 million during the first quarter, primarily for computers and software for students.

Revenue and Enrollment Data

Revenue by Business Line

The following table sets forth revenue for the Company’s three lines of business -- Managed Public Schools (turn-key management services provided to public schools), Institutional Business (educational products and services provided to school districts, public schools and other educational institutions that it does not manage), and International and Private Pay Business (private schools for which it charges student tuition and makes direct consumer sales) -- for the periods indicated:

($ in thousands)	1Q FY 2013	1Q FY 2012	Change	Change %
Managed Public Schools	$187,761	$159,449	$28,312	17.8%
Institutional Business	$21,972	$23,482*	$(1,510)	(6.4)%
International and Private Pay Business	$11,363	$10,399*	$964	9.3%
Total Revenue	$221,096	$193,330	$27,766	14.4%

*Updated from information previously provided in a press release issued on October 17, 2012 to reflect reclassification of revenue across the Company’s three lines of business. This update also impacted revenue disclosed for the second quarter of fiscal 2012 for the Institutional Business and the International and Private Pay Business, however, it had no impact on either Managed Public Schools revenue or total quarterly or annual revenue amounts previously disclosed. For ease of reference, presented below is a revised table which reflects quarterly supplemental historical revenue and enrollment data for the last two completed fiscal years:

	FY 2012				FY 2011
($ in thousands)	4Q2012	3Q2012	2Q2012	1Q2012	4Q2011	3Q2011	2Q2011	1Q2011
Managed Public Schools	$144,162	$151,885	$140,645	$159,449	$107,557	$114,163	$113,411	$118,870
Institutional Business	$16,595	$16,412	$16,662	$23,481	$12,970	$10,948	$11,366	$11,472
International and Private Pay Business	$9,644	$9,878	$9,193	$10,399	$7,741	$5,182	$4,225	$4,529
Total Revenue	$170,402	$178,175	$166,501	$193,330	$128,268	$130,293	$129,002	$134,871

Certain totals may not add due to the effects of rounding.

Enrollment Data

Managed Public Schools

The following table sets forth average enrollment data for students in Managed Public Schools for the periods indicated. These figures exclude enrollments from classroom pilot programs.

	1Q FY 2013	1Q FY 2012	Change	Change %
Managed Public Schools Average Student Enrollments	121,665	106,665	15,000	14.1%

International and Private Pay Business

The following table sets forth cumulative total enrollment data for students in the International and Private Pay Business for the periods indicated. These figures exclude enrollments from consumer programs.

International and Private Pay Business	1Q FY 2013	1Q FY 2012	Change	Change %
Cumulative Student Enrollments	12,996	12,415	581	4.7%
Cumulative Semester Course Enrollments	36,032	34,692	1,340	3.9%

Fiscal Year 2013 and Q2 Fiscal Year 2013 Outlook

The Company is confirming its previously issued forecast for the current fiscal year:

  Revenue of $840 million to $870 million
  EBITDA of $107 million to $115 million (see GAAP reconciliation below)
  Operating income of $45 million to $50 million
  Depreciation and amortization expense of $60 million to $65 million
  Capital expenditures including capitalized curriculum, capitalized software development, and property and equipment of approximately $55 million to $60 million
  Capitalized leases for student computers of approximately $20 million to $25 million
  Income tax rate of 42% to 44%

The Company is forecasting the following for Q2 FY 2013:

  Revenue of $205 million to $215 million
  EBITDA of $30 million to $33 million

Special Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “continues,” “likely,” “may,” “opportunity,” “potential,” “projects,” “will,” “expects,” “plans,” “intends” and similar expressions to identify forward looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based upon information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, but are not limited to: our potential inability to further develop, maintain and enhance our products and brands; the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct by operators in any school in our industry and in any school in which we operate; challenges from virtual public school or hybrid school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding or an obligation to repay funds previously received; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to enter into new contracts or renew existing contracts with schools; risks associated with entering into and executing mergers, acquisitions and joint ventures; failure to successfully integrate mergers, acquisitions and joint ventures; inability to recruit, train and retain quality teachers and employees; uncertainty regarding our ability to protect our proprietary technologies; risks of new, changing and competitive technologies; increased competition in our industry; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of November 9, 2012, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss its first quarter fiscal 2013 financial results during a conference call scheduled for Friday, November 9, 2012 at 8:00 a.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.k12.com through the Investor Relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors and analysts should dial (866) 730-5765 (domestic) or (857) 350-1589 at 7:50 a.m. (ET). The participant pass code is 88254755.

A replay of the call will be available starting on November 9, 2012, through November 16, 2012, at (888) 286-8010 (domestic) or (617) 801-6888 (international) pass code 18717833. It will also be archived at www.k12.com in the Investor Relations section for 60 days.

Financial Statements

The financial statements set forth below are not the complete set of K12 Inc.’s financial statements for the quarter and year and are presented below without footnotes. Readers are encouraged to obtain and carefully review K12 Inc.’s Annual Report on Form 10-K for the year ended June 30, 2012, including all financial statements contained therein and the footnotes thereto, filed with the SEC. The Form 10-K may be retrieved from the SEC's website at www.sec.gov or from K12 Inc.’s website at www.k12.com.

K12 INC.
Condensed Consolidated Balance Sheets

	September 30,	June 30,
	2012	2012
	(In thousands, except share
	and per share data)
ASSETS
Current assets
Cash and cash equivalents	$107,938	$144,652
Restricted cash and cash equivalents	-	1,501
Accounts receivable, net of allowance of $2,242 and $1,624 at September 30, 2012 and June 30, 2012, respectively	258,832	160,922
Inventories, net	28,113	37,853
Current portion of deferred tax asset	14,673	16,140
Prepaid expenses	14,621	11,173
Other current assets	20,440	14,598
Total current assets	444,617	386,839
Property and equipment, net	65,864	55,903
Capitalized software, net	37,674	34,709
Capitalized curriculum development costs, net	61,944	60,345
Intangible assets, net	35,587	36,736
Goodwill	61,428	61,619
Investment in Web International	10,000	10,000
Deposits and other assets	2,384	2,684
Total assets	$719,498	$648,835
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities
Accounts payable	$33,393	$23,951
Accrued liabilities	16,183	13,802
Accrued compensation and benefits	12,219	17,355
Deferred revenue	69,952	25,410
Current portion of capital lease obligations	19,525	15,950
Current portion of notes payable	1,153	1,145
Total current liabilities	152,425	97,613
Deferred rent, net of current portion	8,493	6,974
Capital lease obligations, net of current portion	21,231	15,124
Notes payable, net of current portion	390	777
Deferred tax liability	32,525	31,591
Other long term liabilities	1,987	1,908
Total liabilities	217,051	153,987
Commitments and contingencies	-	-
Redeemable noncontrolling interest	17,200	17,200
Equity:
K12 Inc. stockholders’ equity
Common stock, par value $0.0001; 100,000,000 shares authorized; 36,844,093 and 36,436,933 shares issued and outstanding at September 30, 2012 and June 30, 2012, respectively	4	4
Additional paid-in capital	523,081	519,439
Series A Special Stock, par value $0.0001; 2,750,000 shares authorized, issued and outstanding at September 30, 2012 and June 30, 2012	63,112	63,112
Accumulated other comprehensive income (loss)	(214)	100
Accumulated deficit	(104,804)	(109,161)
Total K12 Inc. stockholders’ equity	481,179	473,494
Noncontrolling interest	4,068	4,154
Total equity	485,247	477,648
Total liabilities, redeemable noncontrolling interest and equity	$719,498	$648,835

K12 INC.
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,
	2012	2011
	(In thousands, except share
	and per share data)
Revenues	$221,096	$193,330
Cost and expenses
Instructional costs and services	118,648	101,079
Selling, administrative, and other operating expenses	89,619	77,760
Product development expenses	4,168	6,224
Total costs and expenses	212,435	185,063
Income from operations	8,661	8,267
Interest expense, net	(228)	(221)
Income before income tax expense and noncontrolling interest	8,433	8,046
Income tax expense	(3,889)	(3,697)
Net income	4,544	4,349
Adjust net (income) loss attributable to noncontrolling interest	(187)	251
Net income attributable to common stockholders, including Series A stockholders	$4,357	$4,600
Net income attributable to common stockholders per share, excluding Series A stockholders:
Basic	$0.11	$0.12
Diluted	$0.11	$0.12
Weighted average shares used in computing per share amounts:
Basic	36,029,252	35,629,836
Diluted	36,029,252	35,954,075

K12 INC.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended September 30,
	2012	2011
	(In thousands)
Cash flows from operating activities
Net income	$4,544	$4,349
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	15,661	12,992
Stock based compensation expense	2,872	2,194
Excess tax benefit from stock based compensation	(1,086)	(711)
Deferred income taxes	3,488	2,301
Provision for doubtful accounts	397	201
Provision for inventory obsolescence	42	39
Provision for student computer shrinkage and obsolescence	373	377
Changes in assets and liabilities:
Accounts receivable	(98,297)	(118,354)
Inventories	9,699	12,088
Prepaid expenses	(3,431)	(2,808)
Other current assets	(5,842)	(8,788)
Deposits and other assets	299	933
Accounts payable	9,419	10,673
Accrued liabilities	2,368	4,899
Accrued compensation and benefits	(5,134)	3,388
Deferred revenue	44,308	41,008
Release of restricted cash	1,501	-
Deferred rent	1,605	258
Net cash used in operating activities	(17,214)	(34,961)
Cash flows from investing activities
Purchase of property and equipment	(3,863)	(2,172)
Capitalized software development costs	(6,289)	(2,739)
Capitalized curriculum development costs	(5,092)	(3,706)
Purchase of acquired entity	-	(12,641)
Net cash used in investing activities	(15,244)	(21,258)
Cash flows from financing activities
Repayments on capital lease obligations	(4,622)	(3,959)
Repayments on notes payable	(380)	(703)
Proceeds from exercise of stock options	56	1,042
Excess tax benefit from stock based compensation	1,086	711
Repurchase of restricted stock for income tax withholding	(645)	(581)
Net cash used in financing activities	(4,505)	(3,490)
Effect of foreign exchange rate changes on cash and cash equivalents	249	82
Net change in cash and cash equivalents	(36,714)	(59,627)
Cash and cash equivalents, beginning of period	144,652	193,099
Cash and cash equivalents, end of period	$107,938	$133,472

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income (loss), plus net interest expense, plus income tax expense, minus income tax benefit, plus depreciation and amortization and noncontrolling interest charges. Interest expense primarily consists of interest expense for capital leases, long-term and short-term borrowings. We use EBITDA in addition to income from operations and net income as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income (loss) as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as capital expenditures, tax payments, interest payments, or other working capital.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA:

  as an additional measurement of operating performance because it assists us in comparing our performance on a consistent basis;
  in presentations to the members of our Board of Directors to enable our Board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry; and
  on an adjusted basis in determining compliance with the terms of our credit agreement.

The following tables provide a reconciliation of net income to EBITDA.

	Three Months Ended
	September 30,
	2012	2011
	(In thousands)
Net income-K12 Inc.	$4,357	$4,600
Interest expense, net	228	221
Income tax expense	3,889	3,697
Depreciation and amortization	15,661	12,992
Noncontrolling interest	187	(251)
EBITDA	$24,322	$21,259

	Forecasted Year Ending
	June 30, 2013
	(In Millions)
	Low End of	High End of
	Range	Range
Revenue	$840	$870
Operating expenses	(793)	(820)
Operating income - K12 Inc.	47	50
Depreciation and amortization	60	65
EBITDA	$107	$115

About K12 Inc.

K12 Inc. (NYSE: LRN), a technology-based education company, is the nation's largest provider of proprietary curriculum and online education programs for students in kindergarten through high school. Using 21st century tools to prepare 21st century students, K12 provides a new choice for students to learn in a flexible and innovative way, at an individualized pace. K12 provides curriculums and academic services to public and private online schools and districts, traditional classrooms, blended school programs and directly to families. K12 is accredited through AdvancED, the world's largest education community. Additional information on K12 can be found at www.K12.com.

CONTACT:
K12 Inc.
Investor Contact:
Christina L. Parker, 703-483-7077
VP Investor Relations
chparker@k12.com
or
Press Contact:
Jeff Kwitowski, 703-483-7281
SVP Public Relations
jkwitowski@k12.com